One North Central Avenue ▪ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk	David P. Joint	William L. Collier
	(602) 366-8016	(504) 582-4203	(504) 582-1750

Freeport-McMoRan Copper & Gold Inc. Completes
Sale of International Wire & Cable Business for $735 Million

PHOENIX, AZ, October 31, 2007 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has completed the sale of its international wire and cable business, operated in the name of Phelps Dodge International Corporation (PDIC), to General Cable Corporation (NYSE:BGC) for $735 million.  FCX expects to use the proceeds estimated to approximate $620 million, net of taxes and other transaction costs, to repay debt.

General Cable acquired 100 percent of the shares held by FCX and its subsidiaries in the entities comprising the wire and cable business.  PDIC operates factories and distribution centers in 19 countries throughout Latin America, Asia and Africa and is engaged in the manufacturing and distribution of engineered products, principally for the global energy sector.

FCX expects to record charges of up to approximately $20 million ($12 million to net income) for transaction and related costs associated with the disposition.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.  The company's portfolio of assets includes the Grasberg mining complex, the world's largest copper and gold mine in terms of reserves, significant mining operations in the Americas, including the large scale Morenci/Safford minerals district in North America and the Cerro Verde and El Abra operations in South America, and the potential world-class Tenke Fungurume development project in the Democratic Republic of Congo.  Additional information about FCX is available on our web site at www.fcx.com.

General Cable is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. Additional information about General Cable is available on their website at www.generalcable.com.

Cautionary Statement:  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding the net proceeds from the sale of FCX’s international wire and cable business.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the forward-looking statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward looking statements include the amount of taxes and costs associated with the sale and other factors described in FCX's first quarter 2007 Form 10-Q filed with the Securities and Exchange Commission.
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